UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2013

IDENIX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

320 Bent Street Cambridge, MA		02141
(Address of principal executive offices)		(Zip Code)

(617) 995-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On September 9, 2013, Idenix Pharmaceuticals, Inc. (the “Company”) implemented a restructuring of its operations at the Company’s headquarters in Cambridge, Massachusetts to reduce its workforce by approximately 15 positions in connection with the Company’s strategic initiatives to improve operational efficiencies and outsource certain research and development functions. The workforce reduction will occur in the quarter ending September 30, 2013. The Company continues to explore additional cost saving initiatives.

The Company expects to incur between $1.0 million and $2.0 million in employee severance benefit charges and between $1.0 million and $2.0 million in non-cash stock compensation expense. These charges are expected to be recorded in the quarter ended September 30, 2013. The Company expects the restructuring to result in annualized savings of approximately $2.0 million to $3.0 million.

This Current Report on Form 8-K contains forward looking statements, including, but not limited to, statements regarding the expected charges, costs and savings related to the restructuring. These forward looking statements are only predictions based upon current information and expectations and are subject to certain risks and uncertainties, including, but not limited to, the Company’s ability to implement the workforce reductions; possible change in the size of the expected costs and charges; possible changes in the size of the expected cost savings; and general economic conditions. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2013 and filed with the Securities and Exchange Commission and other filings that the Company makes with the Securities and Exchange Commission.

Item 5.02 (b) and (e). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2013, David Standring stepped down from his position as Executive Vice President and Chief Scientific Officer of Idenix Pharmaceuticals, Inc. (the “Company”) effective immediately. In connection with Dr. Standring’s resignation, the Company plans to enter into an agreement (the “Separation Agreement”) with Dr. Standring. The Separation Agreement is expected to provide that Dr. Standring will receive severance benefits commensurate with the severance benefits payable to him upon a termination other than for cause under the restatement of the employment agreement between Dr. Standring and the Company, dated as of December 9, 2010 (the “Employment Agreement”). The severance benefits due to Dr. Standring for a termination other than for cause under the Employment Agreement aggregate $510,000 and provide for the acceleration of all unvested options. Dr. Standring’s options are exercisable for one year following his resignation. The payment of the severance benefits and the acceleration of unvested options are subject to Dr. Standring executing a release satisfactory to and on behalf of the Company.

The Company has engaged a global executive search firm to aid the Company in its search for a new chief scientific officer.

Item 8.01. Other Events

At June 30, 2013, the Company’s cash and cash equivalents totaled $177.6 million. The Company expects that its current cash and cash equivalents will be sufficient to sustain its operations through December 2014. This guidance assumes no milestone payments or license fees, no reimbursement for development programs and no financing activities.

All forward looking statements reflect the Company’s expectations only as of the date of this Current Report on Form 8-K and should not be relied upon as reflecting the Company’s views, expectations or beliefs at any date subsequent to this date. The Company anticipates that subsequent events and developments may cause these views, expectations and beliefs to change. However, while the Company may elect to update these forward looking statements at some point in the future, it specifically disclaims any obligation to do so.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: September 10, 2013	By:	/s/ Maria Stahl
Maria Stahl
Senior Vice President and General Counsel